Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Games Global Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, nominal value £0.000001 per share	457(a)	16,675,000	19.00	$316,825,000(2)	0.00014760	$46,763.37
Fees Previously Paid	Equity	Ordinary Shares, nominal value £0.000001 per share	457(o)	—	—	$100,000,000(3)	0.00014760	$14,760.00
	Total Offering Amounts					$316,825,000		$46,763.37
	Total Fees Previously Paid							$14,760.00
	Total Fee Offsets							—
	Net Fee Due							$32,003.37

(1)	Includes the 2,175,000 additional ordinary shares that the underwriters have the option to purchase from the selling shareholder.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.